Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Jackie Cossmon

VISX, Incorporated

(408) 773-7600

ir@visx.com

VISX CustomVue Mixed Astigmatism Approved by the FDA

First to Offer Custom Treatment for All Forms of Astigmatism

SANTA CLARA, CALIFORNIA, March 21, 2005 – VISX, INCORPORATED (NYSE Symbol: EYE) today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to market and sell CustomVue treatments for mixed astigmatism. With this CustomVue approval, VISX leads the industry in wavefront-guided treatment for all forms of astigmatism, including nearsightedness with astigmatism, farsightedness with astigmatism and mixed astigmatism.

Douglas Koch, M.D., of Baylor Vision at Baylor College of Medicine and a principal investigator for the VISX mixed astigmatism clinical trial, stated, “CustomVue has provided far better quality of vision than the excellent results we were getting with the standard procedure. The continued expansion of labeling for CustomVue allows me to treat more patients with what I believe is the very best procedure on the market today. Mixed astigmatism patients are especially challenging for ophthalmologists because their vision is often difficult to correct with glasses and contacts. The CustomVue treatment may give these patients the opportunity to see better than they could ever see with glasses or contacts.”

Liz Dávila, VISX Chairman and CEO, stated, “VISX is now the only U.S. provider of a wavefront driven treatment for all forms of astigmatism. This reflects our continued commitment to provide doctors with a full spectrum of CustomVue treatments and to make CustomVue the standard of care for laser vision correction.”

About VISX:

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 6 million procedures worldwide using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX and VISX trained and certified ophthalmologists can be found on the worldwide web at www.VISX.com.

VISX and Advanced Medical Optics, Inc. [NYSE: AVO] have announced that they have entered into an agreement and plan of merger. The companies currently anticipate closing the transaction in the second quarter of 2005.

Additional Information and Where You Can Find It

On December 6, 2004, AMO filed a Registration Statement on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of VISX and AMO. Investors and security holders of VISX and AMO are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about VISX, AMO and the proposed transaction. The joint proxy statement/prospectus and other relevant materials, and any other documents filed by VISX or AMO with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by VISX by contacting VISX Investor Relations at ir@visx.com or via telephone at (408) 773-7435. Investors and security holders may obtain free copies of the documents filed with the SEC by AMO at www.amo-inc.com or via telephone at (714) 247-8348. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

VISX and AMO and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of VISX and AMO in favor of the proposed transaction. Information about the directors and executive officers of VISX and AMO and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.

This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements about the quality of the CustomVue treatment for mixed astigmatism, including that it has the potential to deliver better vision than contacts or glasses, and that VISX and AMO currently anticipate closing the transaction in the second quarter of 2005 are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the fact that there is uncertainty as to whether the transaction to merge with AMO will be completed. Further information on risk factors is contained in VISX’s most recent filings with the Securities and Exchange Commission, including VISX’s Annual Report on Form 10-K for the year ended 2004 and the Registration Statement filed by AMO on Form S-4 with the SEC that includes a joint proxy statement/prospectus of VISX and AMO. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events, or otherwise.

Editors’ Note: VISX, VISX CustomVue, CustomVue, VISX WaveScan, and WaveScan are trademarks of VISX, Incorporated.

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